Exhibit 10.06

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2012, by and between Cloudera, Inc., a Delaware corporation (the “Company”), and Jim Frankola (“Employee”).
RECITAL
WHEREAS, the Company desires to employ Employee as its Chief Financial Officer, and Employee seeks to be so employed by the Company in accordance with the following terms and conditions.
AGREEMENT
NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment. Employee will serve as a full-time employee of the Company as its “Chief Financial Officer,” beginning on October 1, 2012 (the “Start Date”). Employee will report to the Company’s Chief Executive Officer and work primarily at the Company’s offices in Palo Alto, California. Employee’s employment with the Company will be for no certain duration but will be “at-will” employment. Although the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of Employee’s employment may only be changed in a document signed by Employee and a duly authorized executive of the Company.
2.    Compensation.
(a)    Base Salary. Employee’s annual base salary will be $250,000, less applicable deductions and withholdings, which salary will be paid in accordance with the Company’s standard payroll procedures. Employee’s position will be classified as “exempt” and Employee will not be eligible for overtime pay.
(b)    Stock Options. The Company will request that the Board of Directors of the Company (the “Board”) at its first regularly scheduled meeting following the Start Date approve a grant to Employee of an option to purchase 1,026,470 shares of the Company’s common stock (the “Option”), which number represents approximately 1.2% of the fully diluted outstanding capital stock of the Company as of the date hereof (as interpreted to include all outstanding shares of Common Stock and Preferred Stock, as well as the shares purchasable upon exercise of all outstanding options and warrants). One-quarter (1/4th) of the Option will vest on October 1, 2013, with the remainder of the Option vesting pro rata on the first day of each of the subsequent thirty-six (36) months. Employee may, at Employee’s option, elect to early exercise some or all of the Option for cash prior to vesting; provided that the Company will have the right to repurchase any portion of such shares that have not vested upon Employee’s termination. Upon the termination of Employee’s employment with the Company Employee will have up to twelve (12) months from the date of such termination to exercise any vested portion of the Option or any other option then held by Employee (but in no event will the foregoing extend the ten-year term of the Option). Further, if at any time between the time the Company enters into a definitive agreement providing for a Change of Control (as defined below) and the closing of such Change of Control, or within twelve (12) months thereafter, Employee is either terminated without Cause (as defined below) or Employee resigns for Good Reason (as defined below), then the Option and all othe equity incentives then held by Employee will accelerate and be deemed at such time to be vested in full. The terms and conditions of the Option will be as set forth in the Company’s 2008 Equity Incentive Plan; provided, however, that should any terms or provisions thereunder conflict with the terms of this Agreement, the terms of this Agreement will be deemed to supercede.
(c)    Bonus. Employee will be eligible to receive an annual bonus of $50,000, less applicable deductions and withholdings (the “Bonus”), the payment of which will be contingent upon Employee, or the Company, as the case may be, achieving certain performance goals to be established and approved by the Board. The Board will consult with Employee in establishing such performance goals. For the 2012 calendar year, Employee will be eligible to receive that portion of the Bonus pro rated for each full calendar month that Employee is employed with the Company.
(d)    Other Benefits. The Company will provide Employee with the opportunity to participate in the Company’s standard health, dental and other benefits plans available to other similarly situated employees and approved by the Board, subject to any eligibility requirements imposed by such plans or programs.
(e)    Business Expenses. The Company will reimburse business expenses incurred on the Company’s behalf by Employee from time to time in accordance with its then-current expense reimbursement policies, including the requirement that Employee submit to the Company all documentation, including receipts, necessary to process such expense reimbursement, and that such documentation is submitted to the Company no later than thirty (30) days from the date such expenses are incurred.
(f)    Vacation. Employee will be entitled to standard combined vacation/sick leave in accordance with the Company’s standard policy as in effect from time to time. This is in addition to paid holidays.
3.    Non-solicit. During the term of Employee’s employment with the Company and for twelve (12) months after termination, for any reason, of Employee’s employment with the Company, Employee will not directly or through any intermediately solicit, influence or entice any employee, consultant or partner of the Company to cease his or her relationship with the Company. Employee acknowledges that the foregoing is in addition to Employee’s obligations under that the Company’s standard Confidential Information and Intellectual Property Assignment Agreement which Employee is required to sign in connection with the commencement of his employment with the Company (a form of which is attached hereto as Exhibit A, and is referred to as the “Confidentiality Agreement”).

4.    Termination.
(a)    By Death. Employee’s employment will terminate automatically upon his death. The Company will pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued salary, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by Employee. Thereafter, all obligations of the Company under this Agreement will cease. Nothing in this Section 4(a) will affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.
(b)    By Disability. For purposes of this Agreement, “disability” means a mental or physical impairment that has lasted for a continuous period of ninety (90) days or more and that causes Employee to be unable to perform his duties under this Agreement and to be engaged in any substantial gainful activity. If Employee experiences such a disability, then, to the extent permitted by law, the Company may terminate Employee’s employment upon sixty (60) days’ advance written notice after such ninety (90) day period has elapsed. Termination by disability will be determined by a physician selected by the Board. If such physician is unable to schedule an appointment with Employee within ten (10) business days of such physician’s written request, the Board is authorized to determine whether Employee’s disability has occurred in its sole discretion. The Company will pay Employee all compensation to which he is entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the exercisability of any vested and exercisable option held by Employee; thereafter, all obligations of Company under this Agreement will cease. Nothing in this Section 4(b) will affect Employee’s rights under any applicable Company disability plan. Termination by disability will not constitute termination without Cause or for Good Reason.
(c)    For Cause or Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee other than for Good Reason, the Company will pay Employee all wages earned and accrued but unused vacation/sick leave through the date of termination at the rate in effect at the time notice of termination is given. For avoidance of doubt, in case of a termination governed by this Section 4(c), the Company will have no obligations to Employee under Section 4(d) of this Agreement.
(d)    Without Cause or For Good Reason. In no way limiting the Company’s policy of employment at-will, if Employee’s employment is terminated by the Company within the first year following the Start Date and such termination is without Cause or for Good Reason the Company will offer Employee the below “Severance.” As a condition to Employee’s receipt of such Severance, Employee is required to comply with Employee’s continuing obligations (including without limitation the return of any Company property, the adherence to the covenants set forth in the Confidentiality Agreement, and the non-solicitation obligations herein and therein), resign from all positions Employee holds with the Company, and execute the Company’s standard form of release agreement not later than sixty (60) days following Employee’s termination date, releasing any and all known and unknown claims Employee may have against the Company. Such

“Severance” will involve the continued payment to Employee of his Base Salary, as in effect immediately prior to such termination, for the six (6) month period following such termination. Such salary will be paid out according to the Company’s regular payroll schedule commencing as of the effective date of the release, as well as all other unpaid amounts, if any, that Employee has earned as of the date of termination under any compensation plan or program of the Company, at the time such payments are or become due. As part of Employee’s Severance and upon his timely election to continue his existing health benefits under COBRA, the Company will pay the insurance premiums to continue Employee’s existing health benefits (including coverage of Employee’ family, if applicable) for six (6) months following the date of Employee’s employment with the Company terminates; provided, however, that the Company may unilaterally amend this provision to the extent it deems necessary to avoid the imposition of excise taxes or similar charges on the Company under Section 4980D of the Code or otherwise.
(e)    Priority. The compensation and benefits, if any, payable under this Section 4 will be in addition to any vested accrued compensation or benefits to which the Employee may be entitled under the Company’s (or any of its subsidiaries’) employee benefit plans and arrangements.
5.    Certain Definitions.
(a)    “Cause” is defined to mean (A) Employee has been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (B) Employee has engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to Employee or has performed such material duties with gross negligence or has breached any material term or condition of this Agreement or Employee’s Confidentiality Agreement, in any case after written notice by the Company of such misconduct, nonperformance, gross negligence, or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, nonperformance, gross negligence or breach is, by its nature, not curable; or (C) Employee has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.
(b)    “Good Reason” will be defined as Employee’s resignation as a result of and promptly after (A) an involuntary a reduction in Employee’s total annual cash compensation (specifically the aggregate Base Salary and Bonus amounts then in effect) of more than twenty percent (20%), (B) Employee is no longer serving in the role outlined in the first paragraph of this Agreement, or, after a Change in Control, Employee is no longer reporting directly to the Chief Executive Officer, (C) a failure of a successor of the Company to assume the obligations under this Agreement in all material respects, (D) a substantive diminution in Employee’s duties or responsibilities as determined in good faith by the Board, or (E) the relocation of Employee’s principal place of employment more than fifty (50) miles from its current location. Notwithstanding the foregoing, the Company has ten (10) business days following receipt of written notice from Employee notifying the Company of the existence of any of the foregoing to cure any or all of the foregoing. For purposes of this Section, an isolated, immaterial and inadvertent action that is not taken in bad faith by the Company and that is remedied by the Company promptly after receipt of written notice thereof given by Employee will not be considered grounds for termination for Good Reason.
(c)    “Change of Control” will mean (A) a merger, reorganization or consolidation in which (1) the Company is a constituent party or (2) a subsidiary of the Corporation is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the holders of shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to hold, as a result of their holdings immediately prior to the merger or consolidation, stock or other corresponding ownership interests representing a majority of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this subsection, all shares of Company common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation will be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged); (B) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders); or (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.
6.    Confidentiality Agreement. Employee represents that he has signed and returned to the Company the Confidentiality Agreement, and such agreement is binding and enforceable upon Employee.
7.    Indemnification. The Company and Employee will enter into the Company’s standard form of indemnification agreement for its officers, which provides for indemnification to the limits of the law.
8.    Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California without regard to its conflicts of law principles.
9.    Arbitration. Any claims arising under this Agreement will be resolved in binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof. Either the Company or Employee may submit the matter to binding arbitration before the AAA in Palo Alto, California, which arbitration will be final and binding on the parties and the exclusive method, absent agreement between the Company and Employee, for purposes of determining the ability of the Company to satisfy such claim. All claims will be settled by a single arbitrator appointed in accordance with the Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”). The arbitrator will render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim. The final decision of the arbitrator will be furnished to Employee and the Company in writing and will constitute the conclusive determination of the issue in question binding upon Employee and the Company, and will not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision. The prevailing party will be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief that such party may be entitled. For purposes of this Agreement, the prevailing party will be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment. Notwithstanding the foregoing, any party may pursue any equitable remedies that it may have under this Agreement for any breach or threatened breach by another party of this Agreement (including without limitation specific performance) in a court of law.
10.    Separate Covenants. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee that this Agreement will be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceeding, a court will refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.
11.    Severability. If any of the provisions of this Agreement will otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity will not invalidate all of the provisions of this Agreement but rather it will be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby will be construed and enforced accordingly.
12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.
13.    Entire Agreement. This is the full and complete agreement between the parties with regard to the subject matter hereof and supersedes any and all prior understandings or agreements.

14.    Successors and Assigns. This Agreement will be binding on the Company’s successors and assigns.
15.    Section 409A Compliance. The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this letter or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, the parties intend that this letter and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this letter (and such payments and benefits), the parties intend that this letter (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this letter to the contrary, this letter will be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which Code Section 409A applies, all references in this letter to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), will not be paid to Employee during such period, but will instead be accumulated and paid to employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six (6) months after your separation from service or (b) Employee’s death. For purposes of applying Code Section 409A, each payment under this Agreement shall be treated as a separate payment.
16.    Limitation on Payments. In the event that the benefits provided for in this letter or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this offer letter will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this section will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company

and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. Any reduction of benefits pursuant to this Section 16 shall be made on a pro-rata basis or such other methodology that complies with any applicable requirements under Section 409A of the Code.
17.    Immigration Status. For purposes of federal immigration law, Employee will be required to provide to the Company documentary evidence of Employee’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Start Date, or the Employee’s employment relationship with the Company may be terminated.
[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

“EMPLOYEE”	CLOUDERA, INC.

/s/ Jim Frankola	By:	/s/ Michael Olson
Jim Frankola		Michael Olson,
Chief Executive Officer

EXHIBIT A
CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

EXHIBIT A
CLOUDERA, INC.
Employment, Confidential Information and Intellectual Property Assignment Agreement
As a condition of my employment with Cloudera, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1.	Employment.
(a)    I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.
(b)    I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company, unless I get the approval of the CEO or of the board of directors.

2.	Confidential Information.
(a)    Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that

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Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b)    Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Intellectual Property.
(a)    Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).
(b)    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual

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Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.
(c)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(d)    Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

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Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e)    Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.
(f)    Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix B.

4.
Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5.
No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who

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shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6.
Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7.	Arbitration and Equitable Relief.
(a)    Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.
(b)    Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion

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of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

8.	General Provisions.
(a)    Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.
(b)    Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.
(c)    Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d)    Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of October 1 , 2012 By:

Name:	/s/ Jim Frankola
Address:	15140 Pepper Ln
Saratoga, CA 95070

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APPENDIX A
California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B
CLOUDERA, INC.
Termination Certificate This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cloudera, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.
I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months from this date, I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Intellectual Property Agreement.

Date:______________, ______

(Signature)